EXHIBIT 11.1

NELLCOR PURITAN BENNETT INCORPORATED
STATEMENT OF COMPUTATION OF NET INCOME
PER SHARE
(In thousands, except per share amounts, unaudited)


                                           For the Three Months Ended
                                           --------------------------
                                            October 1,    October 2,
                                                  1995          1994
                                           --------------------------
Computation of common
  and common equivalent
  shares outstanding:

      Common stock                            28,246          27,137
      Common stock equivalents                   802             639
                                            --------        --------

Common and common
  equivalent shares used in the
  calculation of net income per share         29,048          27,776
                                            ========        ========


Net income (loss)                           $(59,302)       $  9,583
                                            ========        ========


Net income (loss) per common and
  common equivalent share                   $  (2.04)       $   0.35
                                            ========        ========


                                    Page 90